Exhibit 99.1

CONTACTS:
Tapestry, Inc.
Analysts and Investors:
Christina Colone
Global Head of Investor Relations
212/946-7252
ccolone@tapestry.com
Media:
Jennifer Leemann
Global Head of Communications
212/631-2797
jleemann@tapestry.com

TAPESTRY, INC. REPORTS FISCAL 2025 THIRD QUARTER RESULTS AND RAISES FULL YEAR OUTLOOK

Achieved Record Third Quarter Revenue and EPS with Growth Exceeding Expectations

•	Delivered Revenue of $1.6 Billion, an Increase of 7% Versus Prior Year (+8% Constant Currency) Fueled by Coach Brand Growth of 13% (+15% Constant Currency)

•	Drove 140 Basis Points of Gross Margin Expansion Versus Prior Year

•	Achieved GAAP Diluted EPS of $0.95, up 60% Versus Prior Year, and non-GAAP Diluted EPS of $1.03, an Increase of 27% Versus Prior Year

•	Remain On Track to Return Over $2 Billion to Shareholders in Fiscal Year 2025

•	Raised Fiscal Year 2025 Revenue, Earnings, and Cash Flow Outlook

Link to Download Tapestry’s Q3 Earnings Presentation, Including Brand Highlights

New York, May 8, 2025 – Tapestry, Inc. (NYSE: TPR), a house of iconic accessories and lifestyle brands consisting of Coach, Kate Spade, and Stuart Weitzman, today reported results for the fiscal third quarter ended March 29, 2025.

10 HUDSON YARDS, NEW YORK, NY 10001 TELEPHONE 212 594 1850  FAX 212 594 1682  WWW.TAPESTRY.COM

Joanne Crevoiserat, Chief Executive Officer of Tapestry, Inc., commented:
“Our third quarter outperformance reinforces our position of strength.  We accelerated top and bottom-line growth and raised our outlook for the fiscal year, demonstrating the power of brand building and our connections with consumers around the world.  Importantly, while the external backdrop is complex, our vision remains clear.  We maintain a bias for action and will harness our competitive advantages, including our global scale, compelling value, and strong fundamentals, to adapt and win in any environment.  We are confident in our future and the meaningful opportunity to deliver durable growth and shareholder value.”

Tapestry, Inc. Strategic & Financial Highlights
Tapestry advanced its strategic priorities throughout the quarter. Highlights included:

Build Lasting Customer Relationships

•
Acquired over 1.2 million new customers in North America, an increase versus prior year, driven by a growing number of Gen Z and Millennial consumers, which represented approximately two-thirds of these new customers.

Power Global Growth

•
Achieved 8% revenue growth versus prior year on a constant currency basis, outperforming expectations, highlighted by constant currency gains in North America (+9%), Europe (+35%), and total APAC (+4%); led by 15% constant currency revenue growth at Coach;

•
Grew diluted EPS by 27% to $1.03 on a non-GAAP basis, which was more than $0.15 ahead of the Company’s outlook, including a $0.05 benefit related to an expense timing shift into the fiscal fourth quarter.

Deliver Compelling Omni-Channel Experiences

•
Increased direct-to-consumer revenue by 9% on a constant currency basis, which included a mid-teens percentage increase in Digital revenue and a mid-single digit gain in global brick and mortar sales, with strong and increasing profitability across channels, powered by a blend of creativity and Tapestry’s data and analytics capabilities.

Fuel Fashion Innovation and Product Excellence

•	Drove strong handbag revenue growth and a mid-teens percentage rate AUR gain at Coach reflecting compelling innovation and broad-based traction across the leathergoods offering;

•
Expanded gross and non-GAAP operating margins by 140 basis points, reflecting the Company’s operational outperformance and discipline, which continued to fund incremental investments in brand marketing;

•
Leveraged Tapestry’s agile and globally scaled supply chain to deliver innovation and value to consumers, underpinning the Company’s accelerated growth, margin expansion, and diligent inventory management.

Shareholder Return Programs
Given Tapestry’s strong operational results, robust balance sheet, significant free cash flow generation, and outlook for growth, the Company continues to expect to return more than $2 billion or over 100 percent of its adjusted free cash flow in Fiscal 2025 to shareholders through dividends and share repurchases:

•
Dividend: The Company’s Board of Directors declared a quarterly cash dividend of $0.35 per common share payable on June 23, 2025 to shareholders of record as of the close of business on June 6, 2025.  In Fiscal 2025, as previously announced, Tapestry expects to maintain its annual dividend rate of $1.40 per common share.

•
Share Repurchases: As previously announced, in November, the Company executed a $2 billion Accelerated Share Repurchase program (‘ASR’), which remained underway during the fiscal third quarter. In addition to the ASR program, the Company has $800 million remaining under its previous share repurchase authorization.

Overview of Fiscal 2025 Third Quarter Financial Results
•
Net sales totaled $1.58 billion, representing 7% growth versus prior year or 8% growth on a constant currency basis.  FX represented a headwind of approximately 150 basis points in the quarter due to the appreciation of the U.S. Dollar.

•
Gross profit totaled $1.21 billion, while gross margin was 76.1%, driven by operational improvements of approximately 140 basis points.  This compared to prior year gross profit of $1.11 billion, representing a gross margin of 74.7%.

•
SG&A expenses totaled $952 million and represented 60.1% of sales on a GAAP basis.  On a non-GAAP basis, SG&A expenses totaled $929 million and represented 58.6% of sales.  In the prior year period, SG&A expenses totaled $903 million and represented 60.9% of sales on a GAAP basis and totaled $868 million and represented 58.6% of sales on a non-GAAP basis.

•
Operating income was $254 million on a GAAP basis, while operating margin was 16.0%.  On a non-GAAP basis, operating income was $277 million, while operating margin was 17.5%. This compares to GAAP operating income of $204 million and a 13.8% operating margin and non-GAAP operating income of $239 million and a 16.1% operating margin in the prior year period.

•	Net interest expense was $15 million, compared to prior year net interest expense of $32 million on a GAAP basis and net interest income of $1 million on a non-GAAP basis.

•	Other income was $1 million compared to other expense of $3 million in the prior year.

•
Net income was $203 million, with earnings per diluted share of $0.95 on a GAAP basis.  On a non-GAAP basis, net income was $220 million, with earnings per diluted share of $1.03.  In the prior year period, net income was $139 million, with earnings per diluted share of $0.60 on a GAAP basis.  On a non-GAAP basis, net income in the prior year was $190 million, with earnings per diluted share of $0.81.   The tax rate for the quarter was 14.9% on a GAAP basis and 16.4% on a non-GAAP basis.  In the prior year period, the tax rate was 17.7% on a GAAP basis and 19.9% on a non-GAAP basis.

Summary of Revenue Information (Unaudited) – in USD millions

		% Change
	Quarter Ended March 29, 2025	Reported	Constant Currency
Brand
Coach	1,293.5	13%	15%
Kate Spade	244.9	(13)%	(12)%
Stuart Weitzman	46.2	(18)%	(17)%

Region
North America	951.7	9%	9%
Greater China (1)	278.9	3%	5%
Japan	138.2	(8)%	(2)%
Other Asia (2)	93.9	11%	14%
Europe	92.9	32%	35%
Other (3)	29.0	(9)%	(9)%

Tapestry	1,584.6	7%	8%

(1) Greater China includes mainland China, Hong Kong SAR and Macao SAR, and Taiwan.
(2) Other Asia includes Malaysia, Australia, South Korea, Singapore, and other countries primarily within Asia.
(3) Other primarily represents royalties earned from the Company’s licensing partners and sales in the Middle East.

Balance Sheet and Cash Flow Highlights
•
Cash, cash equivalents and short-term investments totaled $1.1 billion and total borrowings outstanding were $2.7 billion, representing net debt of $1.6 billion.  The Company’s leverage ratio, based on gross debt to adjusted EBITDA, was 1.6x as of the end of the fiscal quarter.  In addition, subsequent to quarter-end, Tapestry repaid its April 2025 bonds at maturity, totaling $303 million, as anticipated.

•
Inventory was $874 million, as expected, which excluded $87 million of Stuart Weitzman inventory classified as Assets held for sale.  This compared to the prior year’s total ending inventory of $824 million.

•
Cash flow from operating activities for the fiscal third quarter was an inflow of $144 million compared to an inflow $98 million in the prior year.  On a year-to-date basis, cash flow from operating activities was an inflow of $770 million compared to an inflow of approximately $1.0 billion in the prior year.  Adjusted free cash flow for the fiscal third quarter was an inflow of $135 million compared to an inflow of $22 million in the prior year.  On a year-to-date basis, adjusted free cash flow was an inflow of approximately $1.1 billion compared to an inflow of $946 million in the prior year.

•
CapEx and implementation costs related to Cloud Computing for the fiscal third quarter was $36 million versus $29 million a year ago.  On a year-to-date basis, CapEx and implementation costs related to Cloud Computing was $105 million versus $88 million a year ago.

Non-GAAP Reconciliation
During the fiscal third quarter of 2025, Tapestry recorded certain items that decreased the Company’s pre-tax income by $24 million, net income by $17 million, and earnings per diluted share by $0.08.  These items reflect Acquisition and Divestiture costs, resulting from the pending sale of the Stuart Weitzman brand, which is expected to close in the summer of 2025, subject to customary closing conditions, and to a lesser extent, non-recurring organizational efficiency costs.

Please refer to the Financial Schedules included herein for a full reconciliation of the Company’s reported GAAP to non-GAAP results.

Financial Outlook
Tapestry is raising its Fiscal 2025 outlook, which is provided on a non-GAAP basis.  The Company now expects:

•
Revenue of approximately $6.95 billion, representing growth of 4% versus prior year on a reported basis, including an expected currency headwind of nearly 50 basis points. This is ahead of prior guidance of approximately 3% growth versus prior year;

•	Operating margin expansion of approximately 100 basis points versus prior year, consistent with prior guidance;

•	Net interest expense of approximately $25 million as compared to prior guidance of $35 million;

•	Tax rate of approximately 17.5% versus prior guidance of approximately 17% to 18%;

•	Weighted average diluted share count of approximately 223 million shares, consistent with prior guidance;

•	Earnings per diluted share in the area of $5.00, representing a high-teens percentage growth rate compared to the prior year, and exceeding the Company’s prior guidance of $4.85 to $4.90;

•	Adjusted free cash flow of approximately $1.3 billion, ahead of the prior guidance of $1.2 billion.

Please note this outlook:

•
Embeds the expectation for tariffs on goods imported into the United States in accordance with the latest trade policies as of April 10, 2025. This includes an anticipated additional 145% tariff on imports from China and an additional 10% tariff on all other global imports.  These tariffs are expected to have an immaterial impact on Fiscal 2025 results due to the timing of sell-throughs and in-transits;

•	Embeds foreign currency exchange rates using spot rates at the time of forecast;

•	Embeds no material worsening of inflationary pressures or consumer confidence;

•
Excludes one-time transaction costs associated with the pending sale of Stuart Weitzman, which is expected to be completed during the summer of 2025, subject to customary closing conditions. The Fiscal 2025 outlook continues to incorporate the brand’s operations through the end of the fiscal year;

•	Excludes non-recurring costs associated with the Company’s organizational efficiency efforts, and

•	Excludes the net interest and earnings impact related to the terminated acquisition of Capri Holdings Limited.

Given the dynamic nature of these and other external factors, financial results could differ materially from the outlook provided.

Financial Outlook - Non-GAAP Adjustments:
The Company is not able to provide a full reconciliation of the non-GAAP financial measures to GAAP presented in this release and on the Company’s conference call because certain material items that impact these measures have not yet occurred and cannot be reasonably estimated at this time. Accordingly, a reconciliation of the Company’s non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort.

Conference Call Details
The Company will host a conference call to review these results at 8:00 a.m. (ET) today, May 8, 2025.  Interested parties may listen to the conference call via live webcast by accessing www.tapestry.com/investors or calling 1-866-847-4217 or 1-203-518-9845 and providing the Conference ID 9290746.  A telephone replay will be available starting at 12:00 p.m. (ET) today for a period of five business days. To access the telephone replay, call 1-800-283-4641 or 1-402-220-0851. A webcast replay of the earnings conference call will also be available for five business days on the Tapestry website.  In addition, presentation slides have been posted to the Company’s website at www.tapestry.com/investors.

Upcoming Events
The Company expects to report Fiscal 2025 fourth quarter and full year results on Thursday, August 14, 2025.

To receive notification of future announcements, please register at www.tapestry.com/investors (“Subscribe to E-Mail Alerts”).

About Tapestry, Inc.
Our global house of brands unites the magic of Coach, kate spade new york and Stuart Weitzman. Each of our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies. We use our collective strengths to move our customers and empower our communities, to make the fashion industry more sustainable, and to build a company that’s equitable, inclusive, and diverse. Individually, our brands are iconic. Together, we can stretch what’s possible. To learn more about Tapestry, please visit www.tapestry.com. For important news and information regarding Tapestry, visit the Investor Relations section of our website at www.tapestry.com/investors. In addition, investors should continue to review our news releases and filings with the SEC. We use each of these channels of distribution as primary channels for publishing key information to our investors, some of which may contain material and previously non-public information. The Company’s common stock is traded on the New York Stock Exchange under the symbol TPR.

This information to be made available in this press release may contain forward-looking statements based on management’s current expectations. Forward-looking statements include, but are not limited to, the statements under  “Financial Outlook,” statements regarding long term performance, statements regarding the Company’s capital deployment plans, including anticipated annual dividend rates and share repurchase plans, and statements that can be identified by the use of forward-looking terminology such as “may,” “can,” “if,” “continue,” “project,” “assumption,” “should,” “expect,” “confidence,” “goals,” “trends,” “anticipate,” “intend,” “estimate,” “on track,” “future,” “well positioned to,” “plan,” “potential,” “position,” “deliver,” “believe,” “seek,” “see,” “will,” “would,” “uncertain,” “achieve,” “strategic,”  “growth,” “target,” “guidance,” “forecast,” “outlook,” “commit,” “innovation,” “drive,” “leverage,” “generate,” “enhance,”  “effort,” “progress,” “confident,”  “we can stretch what’s possible,” similar expressions, and variations or negatives of these words. Future results may differ materially from management’s current expectations, based upon a number of important factors, including risks and uncertainties such as the impact of international trade disputes and the risks associated with potential changes to international trade agreements, including the imposition or threat of imposition of new or increased tariffs or retaliatory tariffs implemented by countries where our manufacturers are located as well as the imposition of additional duties on the products we import, economic conditions, recession and inflationary measures, risks associated with operating in international markets, including currency fluctuations and changes in economic or political conditions in the markets where we sell or source our products, the ability to anticipate consumer preferences and retain the value of our brands and respond to changing fashion and retail trends in a timely matter, including our ability to execute on our e-commerce and digital strategies, the impact of tax and other legislation, the ability to successfully implement the initiatives under our 2025 growth strategy, the effect of existing and new competition in the marketplace, our ability to successfully identify and implement any sales, acquisitions or strategic transactions on attractive terms or at all, including our proposed sale of the Stuart Weitzman Business, our ability to achieve intended benefits, cost savings and synergies from acquisitions, our ability to control costs, the effect of seasonal and quarterly fluctuations on our sales or operating results; the risk of cybersecurity threats and privacy or data security breaches, our ability to satisfy our outstanding debt obligations or incur additional indebtedness, the risks associated with climate change and other corporate responsibility issues, our ability to protect against infringement of our trademarks and other proprietary rights, and the impact of pending and potential future legal proceedings, etc. In addition, purchases of shares of the Company’s common stock will be made subject to market conditions and at prevailing market prices. Please refer to the Company’s latest Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors. The Company assumes no obligation to revise or update any such forward-looking statements for any reason, except as required by law.

Management utilizes non-GAAP and constant currency measures to conduct and evaluate its business during its regular review of operating results for the periods affected and to make decisions about Company resources and performance. The Company believes presenting these non-GAAP measures, which exclude items that are not comparable from period to period, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. Additionally, the Company believes presenting these metrics on a constant currency basis will help investors and analysts to understand the effect of significant year-over-year foreign currency exchange rate fluctuations on these performance measures and provide a framework to assess how business is performing and expected to perform excluding these effects.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The Company’s management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies.

The Company operates on a global basis and reports financial results in U.S. dollars in accordance with GAAP. Percentage increases/decreases in net sales for the Company and each segment have been presented both including and excluding currency fluctuation effects from translating foreign-denominated sales into U.S. dollars and compared to the same periods in the prior quarter and fiscal year. The Company calculates constant currency net sales results by translating current period net sales in local currency using the prior year period’s currency conversion rate.

The segment operating income and supplemental segment SG&A expenses presented in the Consolidated Segment Data, and GAAP to non-GAAP Reconciliation Table below, as well as SG&A expense ratio, and operating margin, are considered non-GAAP measures. These measures have been presented both including and excluding acquisition and divestiture costs and organizational efficiency costs for the three and nine months ended March 29, 2025; meanwhile, they have been presented both including and excluding acquisition costs for the three and nine months ended March 30, 2024. In addition, Operating Income (loss), Interest expense, Provision for income taxes, Net income (loss), and Net Income (loss) per diluted common share, have been presented both including and excluding acquisition and divestiture costs and organizational efficiency costs for the three and nine months ended March 29, 2025; meanwhile, they have been presented both including and excluding acquisition costs for the three and nine months ended March 30, 2024. Loss on extinguishment of debt has been presented both including and excluding acquisition and divestiture costs and organizational efficiency costs for the three and nine months ended March 29, 2025.

The Company also presents Adjusted Free Cash Flow, which is a non-GAAP measure, and is calculated by taking Net cash provided by (used in) operating activities less Purchases of property and equipment, plus Items affecting comparability including Acquisition and Divestiture Costs and Organizational Efficiency Costs, and Changes in operating assets and liabilities of items affecting comparability. The Company believes that Adjusted Free Cash Flow is an important liquidity measure of the cash that is available after capital expenditures for operational expenses, investment in our business and items affecting comparability. The Company believes that Adjusted Free Cash Flow is useful to investors because it measures the Company’s ability to generate or use cash. Once our business needs and obligations are met, cash can be used to maintain a strong balance sheet, invest in future growth and return capital to stockholders.

The Company also presents Leverage Ratio, which is a non-GAAP metric, and is calculated as total debt, which includes Current debt and Long-term debt, divided by the trailing twelve months Adjusted EBITDA. Adjusted EBITDA is calculated as Net Income (Loss), excluding, Interest expense, net; Loss on extinguishment of debt; Provision for income taxes; Depreciation and amortization; Cloud computing amortization; Share-based compensation; and Items affecting comparability including Acquisition and Divestiture Costs and Organizational Efficiency Costs. The Company believes that the Leverage Ratio is an important metric to assess the strength of our balance sheet and credit quality and as a metric showing our commitment to our Investment Grade rating.

Net Debt is calculated as total debt, which includes Current debt and Long-term debt, minus Cash and cash equivalents, minus Short-term investments.

Schedule 1:  Consolidated Statements of Operations

TAPESTRY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Quarter and Nine Months Ended March 29, 2025 and March 30, 2024
(in millions, except per share data)

	(unaudited)		(unaudited)
	Quarter Ended		Nine Months Ended
	March 29, 2025	March 30, 2024	March 29, 2025	March 30, 2024

Net sales	$1,584.6	$1,482.4	$5,287.5	$5,080.1
Cost of sales	378.8	375.0	1,313.7	1,381.8
Gross profit	1,205.8	1,107.4	3,973.8	3,698.3
Selling, general and administrative expenses	952.1	903.1	2,975.3	2,793.2
Operating income (loss)	253.7	204.3	998.5	905.1
Loss on extinguishment of debt	—	—	120.1	—
Interest expense, net	15.4	32.0	70.6	94.5
Other expense (income)	(0.8)	2.8	(2.3)	(0.5)
Income (loss) before provision for income taxes	239.1	169.5	810.1	811.1
Provision (benefit) for income taxes	35.8	30.1	109.8	154.4
Net income (loss)	$203.3	$139.4	$700.3	$656.7
Net income (loss) per share:
Basic	$0.98	$0.61	$3.19	$2.87
Diluted	$0.95	$0.60	$3.12	$2.82
Shares used in computing net income (loss) per share:
Basic	207.3	229.5	219.5	229.0
Diluted	213.9	234.2	224.8	232.8

Schedule 2:  Detail to Net Sales

TAPESTRY, INC.
DETAIL TO NET SALES
For the Quarter and Nine Months Ended March 29, 2025 and March 30, 2024
(in millions)
(unaudited)

	QUARTER ENDED
	March 29, 2025	March 30, 2024	% Change	Constant Currency % Change

Coach	$1,293.5	$1,145.6	13%	15%
Kate Spade	244.9	280.7	(13)%	(12)%
Stuart Weitzman	46.2	56.1	(18)%	(17)%
Total Tapestry	$1,584.6	$1,482.4	7%	8%

	NINE MONTHS ENDED
	March 29, 2025	March 30, 2024	% Change	Constant Currency % Change

Coach	$4,173.4	$3,844.9	9%	9%
Kate Spade	944.5	1,044.3	(10)%	(9)%
Stuart Weitzman	169.6	190.9	(11)%	(11)%
Total Tapestry	$5,287.5	$5,080.1	4%	5%

Schedules 3 & 4: Consolidated Segment Data and GAAP to Non-GAAP Reconciliation

TAPESTRY, INC.
CONSOLIDATED SEGMENT DATA, AND
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Quarter Ended March 29, 2025				For the Nine Months Ended March 29, 2025
	Items Affecting Comparability				Items Affecting Comparability
	GAAP Basis (As Reported)	Acquisition and Divestiture Costs (*)	Organizational Efficiency Costs (**)	Non-GAAP Basis (Excluding Items)	GAAP Basis (As Reported)	Acquisition and Divestiture Costs (*)	Organizational Efficiency Costs (**)	Non-GAAP Basis (Excluding Items)

Gross Profit
Coach	1,018.5	—	—	1,018.5	3,252.9	—	—	3,252.9
Kate Spade	163.2	—	—	163.2	626.4	—	—	626.4
Stuart Weitzman	24.1	—	—	24.1	94.5	—	—	94.5
Gross profit	$1,205.8	$—	$—	$1,205.8	$3,973.8	$—	$—	$3,973.8

SG&A expenses
Coach	598.4	—	—	598.4	1,825.3	—	—	1,825.3
Kate Spade	163.2	—	2.8	160.4	531.4	—	2.8	528.6
Stuart Weitzman	29.7	0.6	—	29.1	108.5	0.6	—	107.9
Corporate	160.8	18.0	2.2	140.6	510.1	106.8	2.2	401.1
SG&A expenses	$952.1	$18.6	$5.0	$928.5	$2,975.3	$107.4	$5.0	$2,862.9

Operating income (loss)
Coach	420.1	—	—	420.1	1,427.6	—	—	1,427.6
Kate Spade	—	—	(2.8)	2.8	95.0	—	(2.8)	97.8
Stuart Weitzman	(5.6)	(0.6)	—	(5.0)	(14.0)	(0.6)	—	(13.4)
Corporate	(160.8)	(18.0)	(2.2)	(140.6)	(510.1)	(106.8)	(2.2)	(401.1)
Operating income (loss)	$253.7	$(18.6)	$(5.0)	$277.3	$998.5	$(107.4)	$(5.0)	$1,110.9

Loss on extinguishment of debt	—	—	—	—	120.1	119.4	—	0.7
Interest expense, net	15.4	—	—	15.4	70.6	60.2	—	10.4

Provision for income taxes	35.8	(5.7)	(1.4)	42.9	109.8	(79.3)	(1.4)	190.5
Net income (loss)	$203.3	$(12.9)	$(3.6)	$219.8	$700.3	$(207.7)	$(3.6)	$911.6
Net income (loss) per diluted common share	$0.95	$(0.06)	$(0.02)	$1.03	$3.12	$(0.91)	$(0.02)	$4.05

(*) Relates to costs incurred by the Company in connection with the previously terminated Capri Acquisition and the divestiture of the Stuart Weitzman Business.
(**) Relates to organizational efficiency costs, primarily related to severance costs and technology costs.

TAPESTRY, INC.
CONSOLIDATED SEGMENT DATA, AND
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Quarter Ended March 30, 2024			For the Nine Months Ended March 30, 2024
	Items Affecting Comparability			Items Affecting Comparability
	GAAP Basis (As Reported)	Acquisition Costs (*)	Non-GAAP Basis (Excluding Items)	GAAP Basis (As Reported)	Acquisition Costs (*)	Non-GAAP Basis (Excluding Items)

Gross Profit
Coach	891.3	—	891.3	2,906.4	—	2,906.4
Kate Spade	183.6	—	183.6	676.9	—	676.9
Stuart Weitzman	32.5	—	32.5	115.0	—	115.0
Gross profit	$1,107.4	$—	$1,107.4	$3,698.3	$—	$3,698.3

SG&A expenses
Coach	528.6	—	528.6	1,644.1	—	1,644.1
Kate Spade	173.6	—	173.6	568.2	—	568.2
Stuart Weitzman	37.2	—	37.2	126.9	—	126.9
Corporate	163.7	35.0	128.7	454.0	82.9	371.1
SG&A expenses	$903.1	$35.0	$868.1	$2,793.2	$82.9	$2,710.3

Operating income (loss)
Coach	362.7	—	362.7	1,262.3	—	1,262.3
Kate Spade	10.0	—	10.0	108.7	—	108.7
Stuart Weitzman	(4.7)	—	(4.7)	(11.9)	—	(11.9)
Corporate	(163.7)	(35.0)	(128.7)	(454.0)	(82.9)	(371.1)
Operating income (loss)	$204.3	$(35.0)	$239.3	$905.1	$(82.9)	$988.0

Interest expense, net	32.0	32.9	(0.9)	94.5	83.7	10.8

Provision for income taxes	30.1	(17.2)	47.3	154.4	(40.2)	194.6
Net income (loss)	$139.4	$(50.7)	$190.1	$656.7	$(126.4)	$783.1
Net income (loss) per diluted common share	$0.60	$(0.21)	$0.81	$2.82	$(0.54)	$3.36

(*) Relates to costs incurred by the Company in connection with the previously terminated Capri Acquisition.

Schedule 5:  Condensed Consolidated Balance Sheets

TAPESTRY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At March 29, 2025 and June 29, 2024
(in millions)

	(unaudited)	(audited)
	March 29, 2025	June 29, 2024
ASSETS
Cash, cash equivalents and short-term investments	$1,057.0	$7,203.8
Receivables	255.8	228.2
Inventories	873.5	824.8
Other current assets	501.4	546.9
Assets held for sale	173.7	—
Total current assets	2,861.4	8,803.7
Property and equipment, net	485.2	514.7
Operating lease right-of-use assets	1,231.8	1,314.4
Other assets	2,727.8	2,763.5
Total assets	$7,306.2	$13,396.3
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$393.3	$452.2
Accrued liabilities	584.4	656.3
Current portion of operating lease liabilities	280.6	299.7
Current debt	319.9	303.4
Liabilities held for sale	49.7	—
Total current liabilities	1,627.9	1,711.6
Long-term debt	2,377.1	6,937.2
Long-term operating lease liabilities	1,130.1	1,224.2
Other liabilities	677.3	626.4
Stockholders’ equity	1,493.8	2,896.9
Total liabilities and stockholders’ equity	$7,306.2	$13,396.3

Schedule 6:  Condensed Consolidated Statement of Cash Flows

TAPESTRY, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the Nine Months Ended March 29, 2025 and March  30, 2024
(in millions)

	(unaudited)	(unaudited)
	March 29, 2025	March 30, 2024
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES
Net income (loss)	$700.3	$656.7
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	119.8	125.8
Loss on extinguishment of debt	120.1	—
Amortization of cloud computing arrangements	43.6	41.1
Other non-cash items	48.6	100.7
Changes in operating assets and liabilities	(262.6)	75.3
Net cash provided by (used in) operating activities	769.8	999.6

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES
Purchases of investments	(1,886.1)	(1,126.0)
Proceeds from maturities and sales of investments	2,921.7	702.6
Purchases of property and equipment	(87.4)	(62.7)
Net cash provided by (used in) investing activities	948.2	(486.1)

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES
Payment of dividends	(226.5)	(240.9)
Repurchase of common stock	(1,665.3)	—
Share repurchase not yet settled	(350.0)	—
Proceeds from issuance of debt, net of discount	2,248.1	6,089.5
Payment of debt extinguishment costs	(63.5)	—
Repayment of debt	(6,859.9)	(18.8)
Other items	108.7	(96.2)
Net cash provided by (used in) financing activities	(6,808.4)	5,733.6
Effect of exchange rate on cash and cash equivalents	15.4	1.9

Net (decrease) increase in cash and cash equivalents, including cash classified within assets held for sale	(5,075.0)	6,249.0
Less: net (decrease) increase in cash classified within current assets held for sale	(29.3)	—
Net (decrease) increase in cash and cash equivalents	(5,104.3)	6,249.0
Cash and cash equivalents at beginning of period	$6,142.0	$726.1
Cash and cash equivalents at end of period	$1,037.7	$6,975.1

Schedule 7:  Adjusted Free Cash Flow GAAP to Non-GAAP Reconciliation

TAPESTRY, INC.
ADJUSTED FREE CASH FLOW
GAAP TO NON-GAAP RECONCILIATION
For the Quarter and Nine Months Ended March 29, 2025 and March 30, 2024
(in millions)
(unaudited)

	Quarter Ended		Nine Months Ended
	March 29, 2025	March 30, 2024	March 29, 2025	March 30, 2024
Net cash provided by (used in) operating activities (GAAP)	$144.3	$97.8	$769.8	$999.6
Purchases of property and equipment	(30.9)	(19.0)	(87.4)	(62.7)
Items affecting comparability - Acquisition and Divestiture Costs	18.6	67.9	287.0	166.6
Items affecting comparability - Organizational Efficiency Costs	5.0	—	5.0	—
Changes in operating assets and liabilities of items affecting comparability
Accrued liabilities	(1.7)	(112.8)	97.6	(168.7)
Other assets	—	(2.4)	(11.9)	11.6
Other liabilities	—	(10.0)	—	—
Accounts payable	(0.7)	—	6.4	—
Adjusted Free Cash Flow (Non-GAAP) (*)	$134.6	$21.5	$1,066.5	$946.4

(*) Adjusted Free Cash Flow is calculated by taking Net cash provided by (used in) operating activities less Purchases of property and equipment, plus Items affecting comparability including Acquisition and Divesture Costs and Organizational Efficiency Costs and Changes in operating assets and liabilities of items affecting comparability

Schedule 8: Adjusted EBITDA and Leverage Ratio GAAP to Non-GAAP Reconciliation

TAPESTRY, INC.
ADJUSTED EBITDA for the Trailing Twelve Months (“TTM”) ended on March 29 2025, and LEVERAGE RATIO as of March 29 2025
GAAP TO NON-GAAP RECONCILIATION
(in millions)
(unaudited)
					TTM
	June 29, 2024	September 28, 2024	December 28, 2024	March 29, 2025	March 29, 2025
Net Income (Loss) - (GAAP)	$159.3	$186.6	$310.4	$203.3	$859.6
Adjusted for:
Interest expense, net	30.5	30.7	24.5	15.4	101.1
Loss on extinguishment of debt	—	—	120.1	—	120.1
Provision for income taxes	41.5	39.1	34.9	35.8	151.3
Depreciation and amortization	48.2	40.9	40.9	38.0	168.0
Cloud computing amortization	14.0	14.0	14.6	15.0	57.6
Share-based compensation expense	20.1	19.1	21.8	24.2	85.2
Items affecting comparability - Acquisition and Divestiture Costs	27.0	33.4	55.4	18.6	134.4
Items affecting comparability - Organizational Efficiency Costs	—	—	—	5.0	5.0
Adjusted EBITDA (NON-GAAP) (*)	$340.6	$363.8	$622.6	$355.3	$1,682.3

Total Debt (**) as of March 29, 2025					$2,697.0
Leverage Ratio (***) as of March 29, 2025					1.6

(*) Adjusted EBITDA is calculated as Net Income (Loss), excluding, Interest expense, net; Loss on extinguishment of debt; Provision for income taxes; Depreciation and amortization; Cloud computing amortization; Share-based compensation; Items affecting comparability including Acquisition and Divestiture Costs and Organizational Efficiency Costs
(**) Total Debt Includes Current debt and Long-term debt as of March 29, 2025
(***) Leverage Ratio is calculated as Total Debt as of March 29, 2025 divided by Adjusted EBITDA for the trailing twelve months ended March 29, 2025

Schedule 9:  Store Count by Brand

TAPESTRY, INC.
STORE COUNT
At December 28, 2024 and March 29, 2025
(unaudited)

	As of			As of
Directly-Operated Store Count:	December 28, 2024	Openings	(Closures)	March 29, 2025
Coach
North America	325	—	(1)	324
International	597	9	(7)	599

Kate Spade
North America	197	1	(6)	192
International	182	3	(10)	175

Stuart Weitzman
North America	34	—	(5)	29
International	58	1	(2)	57

TAPESTRY, INC.
STORE COUNT
At June 29, 2024 and March 29, 2025
(unaudited)

	As of			As of
Directly-Operated Store Count:	June 29, 2024	Openings	(Closures)	March 29, 2025
Coach
North America	324	2	(2)	324
International	606	22	(29)	599

Kate Spade
North America	197	4	(9)	192
International	181	11	(17)	175

Stuart Weitzman
North America	34	—	(5)	29
International	60	3	(6)	57

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